SCHEDULE 14-A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 as amended

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
                  (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12


                            DOLLAR TREE STORES, INC.
                (Name of Registrant as specified in its Charter)


                                     ------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11 (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid

[ ]      Fee paid previously with preliminary materials

[ ] Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.
         (1) Amount previously paid:

         (2) Form schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                            DOLLAR TREE STORES, INC.
                                500 VOLVO PARKWAY
                           CHESAPEAKE, VIRGINIA 23320

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                             THURSDAY, JUNE 4, 1998



To The Shareholders:

     The annual meeting of the shareholders of Dollar Tree Stores, Inc. will be held at the Chesapeake Conference Center, Chesapeake, Virginia, on Thursday, June 4, 1998 at 10:00 a.m. local time for the following purposes:


         1.   to elect directors;

         2. to transact such other business as may properly come before the meeting or any adjournment thereof.


     Only the shareholders of record at the close of business on April 1, 1998 are entitled to notice of, and to vote at, the meeting.




                                             BY ORDER OF THE BOARD OF DIRECTORS




                                             H. Ray Compton
                                             Executive Vice President
                                             and Secretary


Chesapeake, Virginia
April 24, 1998





                                    IMPORTANT
Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Please promptly sign, date, and return the Proxy in the enclosed envelope. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                            DOLLAR TREE STORES, INC.
                                500 VOLVO PARKWAY
                           CHESAPEAKE, VIRGINIA 23320

                                 PROXY STATEMENT

     The 1998 Annual Meeting of Shareholders of Dollar Tree Stores, Inc. (together with its subsidiaries, "Dollar Tree" or the "Company") will be held on Thursday, June 4, 1998, at the Chesapeake Conference Center in Chesapeake, Virginia, at 10:00 a.m. local time. The solicitation of the enclosed proxy is made by the Board of Directors of the Company (the "Board") and the cost of the solicitation will be borne by the Company. The Company commenced mailing this Proxy Statement and the enclosed form of proxy to holders of record of the Common Stock of the Company ("Common Stock") on or about April 24, 1998.

                                VOTING PROCEDURES

     Shareholders of record of Common Stock at the close of business on April 1, 1998 will be entitled to one vote at the meeting for each share of Common Stock held. On April 1, 1998, there were 39,261,983 shares of Common Stock outstanding.

     Valid proxies will be voted in accordance with the instructions thereon. If no direction is given, properly executed proxies in the enclosed form will be voted in accordance with the Board's recommendation, which are FOR the election of three nominees for director in Class III. Valid proxies will also confer discretionary authority to vote as to such other business as may properly come before the meeting or any adjournment thereof. At this time, the Board does not know of any other business to be brought before the meeting. If more than one proxy card has been submitted for a particular shareholder, the shareholder's shares will be voted in accordance with the proxy card bearing the latest date.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting of Shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast. The votes required to elect and confirm directors and to take other proposed actions are set forth under the applicable sections below.

     The giving of a proxy does not affect the right to vote in person should the shareholder be able to attend the Annual Meeting. The proxy may be revoked at any time before it is exercised, in which event written notice of revocation should be filed with the Secretary of the Company.


                            I. ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

     The persons named below have been nominated for election to the Board of Directors of the Company at the Annual Meeting of Shareholders. All nominees are members of the present Board of Directors.

     The Company has three classes of directors, whose members serve staggered three year terms. The terms of the Class III, Class I and Class II Directors will expire upon the election and qualification of successor directors at the Annual Meetings of Shareholders to be held in 1998, 1999 and 2000, respectively. Officers are appointed by, and serve at the pleasure of, the Board of Directors. Certain directors (Messrs. Compton and Megrue) serve on the Board pursuant to a Stockholders Agreement dated September 30, 1993, the voting provisions of which are no longer operative.

     At the Annual Meeting of Shareholders on June 4, 1998, three nominees for director in Class III are to be elected to serve until the Annual Meeting of Shareholders in 2001, or until their successors are elected and qualified. The three current Board members who are Class III Directors, Messrs. Compton, Megrue and Wurtzel, have terms expiring at the 1998 Annual Meeting of Shareholders.

     The Board is informed that all of the nominees are willing to serve as directors. It is not anticipated that any nominee for election as a director will become unable to accept nomination, but if such an event should occur, the person or persons acting under the proxies will vote for any substitute nominee who may be designated by the appropriate committee of the Board or by the Board itself.

VOTE REQUIRED

     Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present, in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR


        INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES

     The following information, including the principal occupation during the past five years, is given with respect to the nominees for election as Class III directors at the 1998 Annual Meeting of Shareholders, as well as continuing directors.


Directors                                                                                  Class of
and Executive Officers          Age   Office                                               Director
-------------------------      ----   ---------------------------------                    --------
J. Douglas Perry                50    Chairman of the Board; Director                         II

Macon F. Brock, Jr.             56    President and Chief Executive                            I
                                      Officer; Director

H. Ray Compton                  55    Executive Vice President and                            III
                                      Chief Financial Officer; Director

John F. Megrue                  39    Vice Chairman of the Board;                             III
                                      Director

Allan W. Karp                   43    Director                                                 I

Thomas A. Saunders, III         61    Director                                                II

Alan L. Wurtzel                 64    Director                                                III

Frank Doczi                     60    Director                                                II



NOMINEES FOR ELECTION IN CLASS III

     H. RAY COMPTON has been a Director, Executive Vice President and Chief Financial Officer of the Company since 1986 when he founded the Company with Mr. Perry and Mr. Brock. He is responsible for the Company's finance, information systems and human resource functions. He also serves on the Board of Directors of Hibbett Sporting Goods, Inc. From 1979 until 1991, Mr. Compton was employed in a similar role with K&K Toys, Inc., which he, along with Mr. Brock, Mr. Perry and Mr. Perry's father, built from its original single store to 136 stores. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions. Mr. Compton graduated from Phillips Business College.

     JOHN F. MEGRUE has been a Director and Vice Chairman of the Board of the Company since September 1993. He also serves as Chairman of the Board and a director of Hibbett Sporting Goods, Inc. and a director of The Children's Place Retail Stores, Inc. Mr. Megrue has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue and The SK Equity Fund, L.P. (the "Fund"), since 1992. From 1989 to 1992 Mr. Megrue served as a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue received a B.S. in mechanical engineering from Cornell University and an M.B.A. from the Wharton School.

     ALAN L. WURTZEL has been a Director of the Company since April 1995. Mr. Wurtzel serves as the Vice Chairman of the Board of Circuit City Stores, Inc. ("Circuit City"), a large consumer electronics retailing chain. From 1986 to 1994, he served as Chairman of the Board of Circuit City. Prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer (1973 to 1986). From December 1986 to April 1988, he served as President of Operation Independence, a non-profit organization. Mr. Wurtzel was a director of Office Depot, Inc. from 1989 to 1996. Mr. Wurtzel has 31 years of retail experience. He is a graduate of Oberlin College and Yale Law School.


CONTINUING DIRECTORS

     MACON F. BROCK, JR. has been Chief Executive Officer of the Company since 1993 and a Director and President of the Company since 1986 when he founded the Company with Mr. Perry and Mr. Compton. He also serves on the Board of Directors for First Union National Bank of Virginia/Maryland/Washington, D.C. Until 1991, he was employed in a similar role with K&K Toys. Mr. Brock has 29 years of retail experience. Mr. Brock graduated from Randolph Macon College, served in the U.S. Marine Corps as a Captain and was a special agent for U.S. Naval Intelligence.

     J. DOUGLAS PERRY has been a Director and Chairman of the Board of the Company since 1986 when he founded the Company with Mr. Brock and Mr. Compton. Mr. Perry intends to reduce his day to day responsibilities with the Company in the near future. However, he will continue his active role as Chairman and Director. He also serves on the Board of Directors of Old Dominion Trust Company. Until 1991, he was an executive officer of K&K Toys.

     ALLAN W. KARP has been a Director of the Company since September 1993. Mr. Karp has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue and the Fund, since 1990. Before founding Saunders Karp & Megrue, Mr. Karp was a Principal in the Merchant Banking Department at Morgan Stanley & Co., where he began in the firm's Mergers and Acquisitions Department in 1983. Mr. Karp graduated from M.I.T.'s Sloan School of Management with a Masters of Science degree in Management.

     THOMAS A. SAUNDERS, III, has been a Director of the Company since September 1993. He also serves on the Board of Directors of Hibbett Sporting Goods, Inc. Mr. Saunders has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue and the Fund, since 1990. Before founding Saunders Karp & Megrue, Mr. Saunders served as a Managing Director of Morgan Stanley & Co. from 1974 to 1989. Mr. Saunders is the Vice President of the Board of Visitors of the Virginia Military Institute. He is also a Trustee of the University of Virginia's Darden Graduate School of Business
Administration. Mr. Saunders is a Trustee of The Thomas Jefferson Memorial Foundation (Monticello) and Vice Chairman and Trustee of the Cold Spring Harbor Laboratory. Mr. Saunders received a B.S. in electrical engineering from the Virginia Military Institute in 1958 and an M.B.A. from the University of Virginia's Darden Graduate School of Business in 1967.

     FRANK DOCZI has been a Director of the Company since May 1995. Mr. Doczi currently serves as Special Advisor to the Chairman of Hechinger Company. Prior to that appointment, he served as the President and Chief Executive Officer of Home Quarters Warehouse, Inc. ("HQ"), a subsidiary of Hechinger Company, from 1988 until 1995. Mr. Doczi had been with HQ since its inception in 1984. He also served as a member of the Management Committee for the Hechinger Company. Prior to Mr. Doczi's association with HQ, he spent seven years with Moore's, a chain of home centers operated by Evans Products Company, where he was the Senior Vice President, General Merchandise Manager. Mr. Doczi attended Rutgers University.

     Mr. Brock is married to Mr. Perry's sister. There are no additional family relationships among the Directors and executive officers.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, officers and persons who own more than 10% of the Common Stock (collectively, "Insiders") to file reports of ownership and changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission and NASDAQ, and to furnish the Company with copies of these forms. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during 1997, all section 16(a) filing requirements applicable to its Insiders were complied with.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors is scheduled to hold four regular meetings in 1998 and will hold special meetings when the business of the Company requires. During 1997, the Board held four regular meetings, one special meeting (in relation to the purchase of land for a replacement distribution center for the Company's Memphis facility) and took action on three separate occasions by unanimous written consent in lieu of a special meeting. Each member of the Board attended at least 75% of all Board meetings and meetings of Committees of which each was a member.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors currently appoints an Audit Committee and a Compensation Committee. The respective memberships on and functions of such committees is set forth below. The Board has no standing Executive or Nominating Committees.

     The Audit Committee of the Board is composed of directors Megrue (Chairman), Wurtzel and Doczi. The functions of the Audit Committee include reviewing the accounting principles and procedures employed by the Company, reviewing annual and interim reports of the Company and the independent public accountants of the Company, reviewing significant financial information, reviewing the Company's system of internal controls, reviewing all related party transactions and recommending the selection of the independent public accountants. The Audit Committee met twice in 1997.

     The Compensation Committee is composed of directors Megrue (Chairman), Wurtzel and Doczi. The Committee meets as necessary to oversee the Company's compensation and benefit practices, recommend to the full Board the compensation arrangements for the Company's senior officers, administer the Company's executive compensation plans and Employee Stock Purchase Plan, and administer and consider awards under the Company's Stock Incentive Plan. The Compensation Committee met four times in 1997.

                    OWNERSHIP OF COMMON STOCK OF THE COMPANY

     The following table sets forth the number of shares of Common Stock beneficially owned on April 1, 1998 by (i) each of the directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table on page 6, (iii) all directors and executive officers as a group, and (iv) each other person who has reported beneficial ownership of more than five percent of the outstanding Common Stock. The address of each director and executive officer of the Company is c/o Dollar Tree Stores, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320.


                                                                    Beneficial Ownership(1)
Directors and executive officers                              Shares                          Percent
--------------------------------                              ------                          -------
J. Douglas Perry...............................               2,429,742(2)                      6.06%
Macon F. Brock, Jr.............................               2,948,650(3)                      7.35%
H. Ray Compton.................................                 374,648(4)                       *
John F. Megrue.................................               4,651,498(5)                     11.31%
Allan W. Karp..................................               4,651,500(6)                     11.31%
Thomas A. Saunders, III........................               4,716,500(7)                     11.47%
Alan L. Wurtzel................................                  45,750(8)                       *
Frank Doczi....................................                  34,875(9)                       *
All current Directors and Named
     Officers (8 persons)......................              10,565,611                        24.54%

Other 5% Shareholders
Putnam Investments, Inc........................               4,933,355(10)                    12.57%
     One Post Office Square
     Boston, MA 02109

The SK Equity Fund, L.P........................               4,643,776(11)                    11.29%
     Two Greenwich Plaza, Suite 100
     Greenwich, CT 06830

Baron Capital Group, Inc.......................               2,705,825(12)                     6.89%
     767 Fifth Avenue, 24th Floor
     New York, NY 10153

Provident Investment Counsel, Inc..............               2,611,059(13)                     6.65%
     300 North Lake Avenue
     Pasadena, CA 91101-4022

Pilgrim Baxter & Associates, Ltd...............               2,549,679(14)                     6.49%
     825 Duportail Road
     Wayne, PA 19087

------------
* less than 1%
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. The Company has issued warrants to acquire 3,723,266 shares of Common Stock (the "Warrant Shares") all of which are currently exercisable.
 (2) Includes 109,985 shares and 837,734 Warrant Shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, and 106,400 share owned by a private foundation over which Mr. Perry and his wife, Patricia W. Perry, exercise shared control, but excludes 1,025,498 shares owned by Patricia W.
Perry.
 (3) Includes 560,919 shares and 837,734 Warrant Shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, but excludes 1,086,421 shares owned by Mr. Brock's wife, Joan P. Brock.
 (4) Includes 109,905 shares and 186,165 Warrant Shares owned by trusts for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power, but excludes 37,500 shares owned by Mr. Compton's wife, Jean T. Compton.
 (5) Represents 4,686 shares and 3,036 Warrant Shares owned by Mr. Megrue's sister as Custodian for his children. Also includes 2,791,860 shares and 1,851,916 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Megrue is a general partner of the general partner of The SK Equity Fund, L.P.
 (6) Includes 2,791,860 shares and 1,851,916 Warrant Shares owned by The SK Equity Fund, L.P., and 3,037 Warrant Shares owned by Mr. Karp. Mr. Karp is a general partner of the general partner of The SK Equity Fund, L.P.
 (7) Includes 4,687 shares and 3,037 Warrant Shares owned by an irrevocable trust for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee. Also includes 2,791,860 shares and 1,851,916 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Saunders is a general partner of the general partner of The SK Equity Fund, L.P.

                                        4




 (8) Includes 10,875 shares held in a revocable trust of which Mr. Wurtzel is a trustee and 34,875 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
 (9) Includes 34,875 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(10) Includes shares held or controlled by Putnam Investments, Inc. ("PI") and its affiliates including Marsh & McLennan Companies, Inc., PI's parent holding company, and Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., investment advisors and subsidiaries of PI. Based on Schedule 13G/A filed by PI on April 8, 1998.
(11) Includes 1,851,916 Warrant Shares. Messrs. Megrue, Saunders and Karp, as general partners of the general partner of the Fund, may be deemed to have beneficial ownership of shares held by the Fund, and the shares and warrant shares held by the Fund have been attributed to them in the table above. See Notes (4), (5) and (6) above.
(12) Includes shares held or controlled by Baron Capital Group, Inc., a parent holding company ("BCG"), and its affiliates including BAMCO, Inc. and Baron Capital Management, Inc., registered investment advisors, and Baron Asset Fund, a registered investment company. Ronald Baron owns a controlling interest in BCG. Based on Schedule 13G filed by BCG on February 18, 1998.
(13) Includes shares held or controlled by Pilgrim, Baxter & Associates, Ltd., a registered investment advisor ("Pilgrim") and its affiliates. Based on Schedule 13G/A filed by Pilgrim on February 12, 1998.
(14) Includes shares held or controlled by Provident Investment Counsel, Inc., a registered investment advisor ("PIC"), and its affiliates including United Asset Management Holdings, PIC's parent ("UAMH"), and UAMH's parent, United Asset Management Corporation. Based on Schedule 13G/A filed by PIC on February 10, 1998.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES

     The Company leases its former corporate headquarters and distribution center facility and three stores from various lessors who are affiliated with officers or directors of the Company, including leases with the father of Mr. Perry and Mrs. Brock, a partnership consisting of both parents of Mr. Perry and Mrs. Brock, and a partnership controlled by Mr. Perry and Mr. Brock. Information regarding these leases is outlined below:

     Lease on Former Headquarters and Distribution Center: Located in Norfolk, Virginia, this facility is leased from DMK Associates ("DMK"), a partnership controlled by Mr. Perry and Mr. Brock; the lease expires in June 2004. Rental payments under the lease are adjusted every other lease year to reflect certain changes in a consumer price index. The lease currently provides for an aggregate minimum annual rental of $656,250. Lease and lease related payments in 1997 totaled approximately $744,000. The Company replaced its Norfolk location with an expanded facility in Chesapeake, Virginia, in early 1998. In March 1998, the Company subleased the Norfolk facility through June 2004 for an amount that management expects will at least equal the Company's annual obligation under the prime lease.

     Store and Other Leases: The Company currently leases three stores from lessors who are affiliated with officers or directors of the Company. The Company leases a store from Suburban Management Company, a partnership owned by the parents of Mr. Perry and Mrs. Brock. In addition, the Company rents a store from Kenneth R. Perry, the father of Mr. Perry and Mrs. Brock, and also a store from DMK. Rental payments on the three stores totaled approximately $160,000 in 1997. The lease with Suburban Management expires in March 2001. The store lease with Kenneth R. Perry runs from October 1991 to January 1998 and continues under a monthly rental agreement. The store lease with DMK runs from July 1995 to November 1999. Through 1997, the Company also leased its print shop from Kenneth
R. Perry. The print shop was moved into the new Chesapeake facility in early 1998. Lease payments under the former print shop lease for 1997 were approximately $21,000.

     While the Company believes that the terms of these leases are fair to the Company, their respective terms were not negotiated on an arms-length basis and accordingly there can be no assurance that the terms of the leases are as favorable to the Company as those which could have been obtained from an independent third party.

ADVISORY AGREEMENTS

     On September 30, 1993, the Company entered into a financial and management advisory agreement with Saunders Karp & Megrue, L.P., (the "Advisor"), a limited partnership under the control of SKM Partners, L.P., of which Messrs. Saunders, Karp and Megrue are general partners. In consideration for certain financial advisory services, the Advisor was entitled to receive an initial annual fee of $250,000, reduced to $200,000 in 1995, payable quarterly, and will be reimbursed for certain of its out-of-pocket expenses. In addition, the Company has agreed to indemnify the Advisor for certain losses arising out of the provision of advisory services. The agreement is terminable by a majority of the Board of Directors of the Company upon 30 days notice to the Advisor.

                     II. COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation earned by the Company's executive officers for the years ended December 31, 1995, 1996 and 1997:


                           Summary Compensation Table

Name and                                                    Annual Compensation                  All Other
Principal Position                      Year           Salary               Bonus(1)          Compensation(2)
------------------                      ----         ----------           ------------        ---------------
J. Douglas Perry                        1997          $340,696              $125,000              $34,141
Chairman of the Board                   1996          $331,105              $100,000              $33,484
                                        1995          $318,677                 ---                $31,413


Macon F. Brock, Jr.                     1997          $340,696              $125,000              $30,996
President and                           1996          $331,105              $100,000              $31,110
Chief Executive Officer                 1995          $318,677                 ---                $29,644


H. Ray Compton                          1997          $227,132              $100,000              $22,301
Executive Vice President,               1996          $220,737              $ 75,000              $21,716
Chief Financial Officer                 1995          $212,452                 ---                $22,373

----------
(1) Bonuses were earned in the years shown, to be paid in the following year.
(2) For 1997, this column includes the following amounts for Messrs. Perry,
Brock and Compton, respectively: $16,218, $12,892, and $16,218 for the Company's
discretionary and matching contributions allocated to the owners' 401(k) and profit sharing plan accounts; $17,000, $16,979 and $5,000 for life insurance premiums on policies of which the officer is the owner; and $923, $1,125 and
$1,083 as the value of split-dollar insurance premiums paid on behalf of the
Named Executive.


DIRECTOR COMPENSATION

     Each Director who is not an employee of the Company or an affiliate of the Fund is paid a fee of $15,000 per year and $1,000 plus expenses for each meeting of the Board of Directors or of any committee thereof the Director attends. Such Directors also receive options for shares of Common Stock under the Company's Stock Incentive Plan.

EMPLOYMENT AGREEMENTS

     There are currently no employment or non-competition agreements in force between the Company and Messrs. Perry, Brock or Compton.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Members of the Compensation Committee during 1997 were Messrs. Megrue, Wurtzel and Doczi. No executive officer of the Company currently serves or has served on the Compensation Committee. Mr. Megrue is a general partner of SKM Partners, L.P. which serves as the general partner of Saunders Karp & Megrue, which has entered into an advisory agreement with the Company, as disclosed above.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


COMPENSATION POLICY

     Dollar Tree's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits, and an efficient workplace environment. The Company also encourages broad-based employee ownership of Dollar Tree stock through the Employee Stock Purchase Plan and by granting stock options to employees at all levels within the Company.

     The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

     Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the discount retail industry. In the performance graph which immediately follows this report, the Company's performance is compared to that of these same peers. Management employees, up to the level of Vice President, participate in the Company's Management Compensation Program, which includes cash and long-term incentives based on performance. However, the executive officers (consisting of the Chairman of the Board, President/CEO and Executive Vice President/CFO) receive only base salaries and certain customary benefits; together with their spouses, they currently own or otherwise control approximately 18% of Dollar Tree's outstanding Common Stock. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings. As a result, the executive officers do not participate in the Stock Incentive Plan or any structured bonus plan. Benefits extended to the executive officers vary by recipient and may include disability, split-dollar life insurance, and participation in the Company's 401(k) and Profit Sharing plans. In addition, the Compensation Committee may from time to time approve a discretionary bonus to be paid to the executive officers in recognition of their contributions.
Such a bonus was approved for 1997 and was paid in 1998.


COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee reviews and approves the compensation of Macon
F. Brock, Jr., Dollar Tree's Chief Executive Officer. For the year ended December 31, 1997, Mr. Brock received a base salary of $340,696, an increase of 2.9% from the prior year. The Committee believes Mr. Brock is paid a reasonable salary. In recognition of his performance in 1996 and 1997, Mr. Brock received a discretionary bonus of $100,000 and $125,000, respectively.


DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. Given the relatively modest salaries of the Company's Named Executives, the Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.



                     SUBMITTED BY THE COMPENSATION COMMITTEE

JOHN F. MEGRUE                   ALAN L. WURTZEL                     FRANK DOCZI


                        COMPARISON OF SHAREHOLDER RETURNS

         As required by the rules of the Securities and Exchange Commission, the following is a line-graph comparing cumulative total shareholder return on the Company's Common Stock against a cumulative total return of the Nasdaq National Market Index and the Company's Peer Group. In 1996, the Russell 2000 was used as the primary index; this has been changed for 1997 to more accurately reflect the Company's larger market capitalization. The Peer Group consists of the following publicly-traded retail corporations: Family Dollar Stores, Dollar General Corp., Consolidated Stores Corp., MacFrugal's Bargain Close-Outs, and 99(cent) Only Stores. The Peer Group has been modified to more accurately reflect the specific niche in which the Company operates. As such, the following companies, included in the Peer Group in 1996, were not included this year: Hills Stores, Pamida Holdings, Fred's Inc., Duckwall-ALCO Stores, Proffitt's Inc., and Tuesday Morning Corp. Data points for both the Russell 2000 Index and the 1996 Peer Group have been listed in the table for comparative purposes.


DATA POINTS:
                            3/7/95     12/31/95     12/31/96     12/31/97
                            ------     --------     --------     --------
Dollar Tree                 100.00      139.44       323.33       524.62
Nasdaq National Market      100.00      130.03       159.94       199.41
Peer Group                  100.00      102.46       171.41       307.69

Russell 2000                100.00      124.33       142.68       171.97
1996 Peer Group             100.00       99.60       165.32       296.37



     The graph on the following page outlines returns for the period beginning March 7, 1995 when the Company's Common Stock began publicly trading, through December 31, 1997.

            Cumulative Shareholder Returns Since March 7, 1995 (IPO)

                                    [GRAPH]

                                IV. OTHER MATTERS


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP has audited the accounts of the Company and its subsidiaries since 1986 and will continue in that capacity during 1998. A representative of KPMG Peat Marwick LLP will be present at the 1998 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.


ADDITIONAL INFORMATION REGARDING SOLICITATIONS

     The cost of the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company, or its affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of stock in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc.


SHAREHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

     The Bylaws of the Company provide that any shareholder of record entitled to vote generally in the election of directors may nominate persons for election as directors at a meeting if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary of the date of the Company's proxy statement in connection with the last annual meeting of stockholders, or if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than 90 days before the date of the applicable annual meeting.

     Each such shareholder's notice to the Secretary of his or her intent to nominate must set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a shareholder of record of the Company's capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of the Company's capital stock beneficially owned by the shareholder; (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder. For each person nominated, each such shareholder's notice to the Secretary must also set forth:
(i) the name, age, business address and, if known, residence address, of such person, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company's capital stock beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.


SHAREHOLDER PROPOSALS

     Shareholder proposals for the Annual Meeting of Shareholders to be held in 1999 will not be included in the Company's Proxy Statement for that meeting unless received by the Company at its executive office in Chesapeake, Virginia, on or prior to December 31, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.





                                       BY ORDER OF THE BOARD OF DIRECTORS,





                                       H. Ray Compton
                                       Executive Vice President and Secretary


Chesapeake, Virginia
April 24, 1998

     The Company's 1997 Annual Report to Shareholders is mailed herewith to shareholders of the Company. The Annual Report includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K ("Form 10-K") and includes audited financial statements for the year ended December 31, 1997, reported on by KPMG Peat Marwick LLP.

     A copy of Dollar Tree Stores, Inc. 1997 Form 10-K will be supplied without charge upon request. Requests for such annual reports, interim reports, or other information should be directed to:

                              Shareholder Services
                            Dollar Tree Stores, Inc.
                                  P.O. Box 2500
                          Norfolk, Virginia 23501-2500
                                 (757) 321-5000

DOLLAR TREE STORES, INC.
     1998
                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

To assist us in planning, please indicate in the appropriate block on your proxy whether you plan to attend the Annual Meeting of Shareholders. We look forward to seeing you there.

                                   HIGHLIGHTS

** In 1997, the Company completed construction of its new Store Support Center in Chesapeake, Virginia. The Store Support Center includes a Corporate Headquarters building and a 400,000 square foot Distribution Center. The Store Support Center was occupied in late 1997 and the Distribution Center began operations in January 1998.

** During 1997, the Company opened 151 stores, ending with 887 stores in 26 states. Net sales increased $142.5 million (28.9%) to $635.5 million, while basic earnings per share increased to $1.24. Comparative store net sales were an impressive 7.8% for the year.

** In early 1998, the Company purchased 43 acres of land in Olive Branch, Mississippi. The Company will replace its current Memphis facility with a new distribution center complex to be built on this land in 1998. The Olive Branch distribution center will be 425,000 square feet in size, increasing the Company's ability to service stores to approximately 2,000. The distribution center will include advanced materials handling technologies similar to those now used in the new Chesapeake facility and is expected to be operational in early 1999.



                            DOLLAR TREE STORES, INC.
                                500 VOLVO PARKWAY
                           CHESAPEAKE, VIRGINIA 23320

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING, JUNE 4, 1998

The undersigned hereby appoints J. Douglas Perry, Macon F. Brock, Jr., and H. Ray Compton, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE STORES, INC. to be held at the Chesapeake Conference Center, Chesapeake, Virginia on Thursday, June 4, 1998 at 10:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR the election of the directors listed in proposal 1 and 2.

1. Election of Directors.
   Nominees: Class III - H. Ray Compton, John F. Megrue and Alan L. Wurtzel

     [ ] FOR        [ ] WITHHELD

     [ ] FOR, except withheld from the following nominees:

         ------------------------------------------------------



2.   If you will be attending the Annual Meeting, please mark [ ] YES


                                     CHANGE OF ADDRESS:
NAME OF SHAREHOLDER                  ___________________________________________
STREET ADDRESS                       ___________________________________________
CITY, STATE AND ZIP CODE             ___________________________________________

Signature(s): ______________________________ Date: __________________
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.